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Filed Pursuant to
Rule 424(b)(3) and (c)
File No. 333-115516

Prospectus Supplement
Dated December 21, 2004

InterMune, Inc.
$170,000,000 .25% Convertible Senior Notes Due 2011

        This prospectus supplement supplements the prospectus, dated October 27, 2004, of InterMune, Inc. ("InterMune") relating to the resale by selling securityholders of InterMune's .25% Convertible Senior Notes Due March 1, 2011. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 5 of the prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The table appearing on pages 62 through 64 of the prospectus under the caption "Selling Securityholders" is amended and restated to include the following securityholders:

SELLING SECURITYHOLDERS

        We originally issued and sold the notes to the initial purchasers in transactions exempt from the registration requirements of the Securities Act, and the initial purchasers immediately resold the notes to persons they reasonably believed to be qualified institutional buyers. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

        The following table sets forth information with respect to the selling holders and the principal amounts of notes beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales: the table below assumes that all selling holders will sell all of their notes or common stock, unless otherwise indicated. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes and common stock in transactions exempt from the registration requirements of the Securities Act. No offer or sale under this prospectus may be made by a security holder unless that security holder is listed in the table below.

						Common Stock Beneficially Owned After Completion of the Offering
					Principal Amount of Notes Owned After Completion of Offering
	Principal Amount of Notes Beneficially Owned and Offered(2)	Common Stock Beneficially Owned(3)
Name(1)				Common Stock Offered		Number of Shares	Percentage Ownership
Alexandra Global Master Fund Ltd.	$10,000,000	462,283		462,283	—	—	*
Baker Biotech Fund I, L.P.	$2,945,000	136,142		136,142	—	—	*
Baker Biotech Fund II, L.P.	$2,747,000	126,989		126,989	—	—	*
Baker Bros. Investments, L.P.	$308,000	14,238		14,238	—	—	*
BNP Paribas Equity Strategies, SNC	$7,096,000	328,061	(4)	328,036	—	25	*
Cheyne Fund LP	$1,037,000	47,938		47,938	—	—	*
Cheyne Leveraged Fund LP	$789,000	36,474		36,474	—	—	*
CIP Limited Duration Company	$112,000	5,177		5,177	—	—	*
Citadel Credit Trading Ltd.	$690,000	31,897		31,897	—	—	*
Citadel Equity Fund Ltd.	$5,310,000	245,472		245,472	—	—	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	$7,526,000	347,914		347,914	—	—	*
Credit Suisse First Boston LLC	250,000	11,557		11,557	—	—	*
Credit Suisse First Boston Europe Ltd.(5)	9,000,000	416,054		416,054	—	—	*
CS Alternative Strategy Ltd.	$62,000	2,866		2,866	—	—	*
Deutsche Bank Securities Inc.(6)	$650,000	30,048		30,048	—	—	*
DKR Saturn Event Driven Holding Fund Ltd.	$9,000,000	614,554	(7)	416,054	—	198,500	*
DKR Saturn Multi-Strategy Holding Fund Ltd.	$9,000,000	456,354	(8)	416,054	—	40,300	*

FrontPoint Convertible Arbitrage Fund, L.P.	$3,500,000	161,799		161,799	—	—	*
Grace Convertible Arbitrage Fund, Ltd.	$5,000,000	231,141		231,141	—	—	*
Guggenheim Portfolio Co. XV, LLC	$500,000	23,114		23,114	—	—	*
Highbridge International LLC	$9,000,000	416,054		416,054	—	—	*
KBC Convertible MAC28 Ltd.	$520,000	24,038		24,038	—	—	*
KBC Convertible Opportunities Fund	$6,500,000	300,483		300,483	—	—	*
KBC Melody AIM Ltd.	$390,000	18,029		18,029	—	—	*
KBC Multi Strategy Arbitrage Fund	$5,590,000	258,416		258,416	—	—	*
KDC Convertible Arbitrage Fund L.P.	$1,000,000	46,228		46,228	—	—	*
Lyxor/Convertible Arbitrage Fund Limited	$1,280,000	59,172		59,172	—	—	*
Nisswa Master Fund Ltd.	$500,000	23,114		23,114	—	—	*
Polaris Vega Fund L.P.	$500,000	23,114		23,114	—	—	*
RCG Baldwin, LP	$1,000,000	46,228		46,228	—	—	*
Ramius Capital Group	$250,000	11,557		11,557	—	—	*
Ramius Master Fund, Ltd.	$2,750,000	127,127		127,127	—	—	*
RCG Halifax Master Fund, Ltd.	$250,000	11,557		11,557	—	—	*
RCG Latitude Master Fund, Ltd.	$4,500,000	208,027		208,027	—	—	*
RCG Multi Strategy Master Fund Ltd.	$750,000	34,671		34,671	—	—	*
S.A.C. Arbitrage Fund, LLC	$500,000	42,133	(4)	23,114	—	19,019	*
Salomon Brothers Asset Management Inc.	$28,500,000	1,049,963	(9)	1,317,506	—	92,457	*
Saranac Capital Management L.P.	$18,250,000	843,666		843,666	—	—	*
Singlehedge US Convertible Arbitrage Fund	$1,740,000	80,437		80,437	—	—	*
Sturgeon Limited	$1,258,000	58,155		58,155	—	—	*
Sunrise Partners Limited Partnership	$1,125,000	77,306	(4)	52,006	—	25,300	*
Tewksbury Investment Fund Ltd.	$1,000,000	46,228		46,228	—	—	*
Value Line Convertible Fund, Inc.	$200,000	9,245		9,245	—	—	*
Xavex Convertible Arbitrage 5 Fund	$1,000,000	46,228		46,228	—	—	*

Unidentified Selling Securityholders	$6,125,000	—	283,164	—	—	*

Total	$170,000,000		7,858,811	—	375,601	*

*
Less than one percent.

(1)
Information about other selling holders will be set forth in post-effective amendments, if required.

(2)
The total principal amount of notes and shares of common stock issuable upon conversion of notes listed in the table may be more than $170,000,000 and 7,858,811 shares, respectively, because certain of the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided information regarding their notes for inclusion in this table. The maximum principal amount of notes and number of shares of common stock issuable upon conversion of the notes that may be sold under this prospectus will not exceed $170,000,000 and 7,858,811 shares, respectively.

(3)
Unless otherwise noted, represents shares of common stock issuable upon conversion of the notes.

(4)
Includes shares of common stock held.

(5)
The selling securityholder is an affiliate of a broker dealer who purchased the securities in the ordinary course of business and at the time of the purchase of the securities to be resold, the selling securityholder had no agreement or understandings, directly or indirectly, with any person to distribute the securities.

(6)
Because Deutsche Banc Securities Inc. ("Deutsche Banc") is a broker-dealer, it is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of the securities by Deutsche Banc, and any discounts, commissions or concessions received by Deutsche Banc, will be deemed to be underwriting discounts and commissions under the Securities Act.

(7)
Includes 197,750 shares of common stock and 750 October 15, 2004 call options held.

(8)
Includes 39,550 shares of common stock and 750 October 15, 2004 call options held.

(9)
Includes 92,457 shares of common stock issuable upon conversion of $2,000,000 in principal amount of .25% Convertible Senior Notes Due 2011 that are not offered by this prospectus.

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Prospectus Supplement Dated December 21, 2004 InterMune, Inc. $170,000,000 .25% Convertible Senior Notes Due 2011
SELLING SECURITYHOLDERS